Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

October 28, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated with them (“PCA”)
a)	Name	Phil Vickers
2.	Reason for the notification
a)	Position / status	Head of Research and Development - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Vesting of deferred ADSs pursuant to the terms of a deferred share award granted on November 11, 2013 (the “DSA”), and consequent receipt of ADSs. In accordance with the terms of the DSA, upon vesting the number of ADSs to be delivered was increased by an amount equivalent to the value of dividends paid by the Company in respect of the deferred ADSs from the date of grant to the date of vesting. Details of related lapse of deferred ADSs are referenced in section 5. below.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		N/A	503
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 28, 2016
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Lapse of deferred ADSs pursuant to the terms of the DSA referenced in section 4. above. In accordance with the terms of the DSA, the number of ADSs lapsed is equivalent in value to Dr. Vickers’ tax liability arising from the vesting of the deferred ADSs.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		N/A	438
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	October 28, 2016
f)	Place of the transaction	N/A

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com